SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012 (August 13, 2012)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 13, 2012, we issued $400 million aggregate principal amount of 5.25% Senior Notes due 2022 (the “Notes”). The Notes were sold to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC as initial purchasers. The Notes were offered to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 100% of their principal amount. The terms of the Notes are governed by an Indenture, dated as of August 13, 2012, among us, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The following summary is not a complete description of all of the terms of the Notes.

Interest and maturity. Interest is payable semi-annually in arrears on February 15 and August 15 at a rate of 5.25% per annum, commencing on February 15, 2013. The Notes will mature on August 15, 2022.

Guarantees. Satellite CD Radio LLC, XM 1500 Eckington LLC, XM Investment LLC, XM Radio LLC and XM eMall Inc., our wholly owned subsidiaries, guarantee our obligations under the Notes, including the payment of principal and interest.

Ranking. The Notes are our general unsecured senior obligations. The Notes and related guarantees rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness and senior in right of payment to all of our and our guarantors’ existing and future subordinated obligations; the Notes and related guarantees are structurally subordinated in right of payment to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries; and the Notes and related guarantees are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Optional redemption. At any time prior to August 15, 2017, we may redeem some or all of the Notes at any time and from time to time at a “make-whole” redemption price set forth in the Indenture. On or after August 15, 2017, we may redeem some or all of the Notes, in whole or in part, at any time at the redemption prices set forth in the Indenture. In addition, prior to August 15, 2015, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 105.25% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption with the proceeds of certain equity offerings.

Change of control and other restrictive covenants. The Notes are subject to covenants that, among other things, require us to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control, and limit our ability and the ability of our restricted subsidiaries to incur or guarantee more debt; pay dividends and make distributions; make certain investments; repurchase or redeem stock or junior indebtedness; create liens; incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; enter into transactions with affiliates; enter into sale/leaseback transactions; merge or consolidate; and transfer or sell assets.

Use of proceeds. We intend to use the net proceeds from this offering for general corporate purposes, which may include, from time to time and as market conditions warrant, the repurchase, redemption, defeasance, tender or repayment of our outstanding indebtedness, including our 13% Senior Notes due 2013. Pending application of these amounts, we currently expect to maintain any excess amount as cash on hand.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1	Indenture, dated as of August 13, 2012, among Sirius XM Radio Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: August 14, 2012